SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2004

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

        PMA Capital Corporation, or the Company, has updated its filing with the Pennsylvania Insurance Department of an application for a determination that Section 991.1402 of the Pennsylvania Insurance Holding Company Act (the “Act”) does not apply to, or in the alternative, for an order of exemption under Section 991.1402(g) of the Act in connection with a proposed modification of the structure of its insurance holding company system. The update includes first quarter statutory statements as well as certain comparative premium information and provides certain statutory financial projections with respect to PMA Capital Insurance Company and The PMA Insurance Group companies, which consist of Pennsylvania Manufacturers’ Association Insurance Company, Pennsylvania Manufacturers Indemnity Company and Manufacturers Alliance Insurance Company.

        As a matter of policy, the Company does not publish projections based on statutory accounting principles (SAP) or for time periods in excess of one year. However, the statutory accounting projections are being provided in response to a request for information from the Pennsylvania Insurance Department and are to be used solely by the Department in connection with its review of PMA Capital Insurance Company’s pending request for approval of a dividend of the stock of The PMA Insurance Group companies to PMA Capital Corporation.

        The statutory accounting projections are presented on a SAP basis and not on the basis of generally accepted accounting principles (GAAP). For a discussion of the differences between SAP and GAAP, see Note 18 to PMA Capital Corporation’s consolidated financial statements for the year ended December 31, 2003, included in its Form 10-K for the same period. The statutory accounting projections assume approval of the dividend and an A.M. Best financial strength rating for The PMA Insurance Group companies of “A-” as compared to the current rating of “B++,” and include other assumptions of management.

        Investors should not rely on the statutory accounting projections in making an investment decision about PMA Capital Corporation’s securities. Furthermore, clients and customers of PMA Capital Corporation and its subsidiaries should not rely on this information in making any decisions with respect to the Company’s businesses. The statutory accounting projections are based on currently available financial, competitive and economic data and trends, and the Company’s and its subsidiaries’ current operating plans based on assumptions regarding future events. Any current information can and will likely change in the future, and these changes may have a material effect on the statutory accounting projections. PMA Capital Insurance Company's and The PMA Insurance Group’s actual results for 2004, 2005 and 2006 could differ materially from those currently expected.

        The factors that could cause actual results to vary materially, include, but are not limited to:

•

the effect on The PMA Insurance Group’s premium writings, profitability and ratings due to its status as a subsidiary of PMA Capital Insurance Company if the dividend of The PMA Insurance Group companies to PMA Capital Corporation is not approved;

•

our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant liabilities;

•

regulatory or tax changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•

The PMA Insurance Group’s ability to have its A- A.M. Best financial strength rating restored and the effect of its B++ A.M. Best rating on its premium writings and profitability as well as the adverse impact of any potential future downgrade of its rating;

•

the ability of the Company to have sufficient cash at the holding company to meet its debt service and other obligations, including any restrictions such as in our letter agreement with the Pennsylvania Insurance Department on receiving dividends from its insurance subsidiaries in an amount sufficient to meet such obligations;

•	the lowering or loss of one or more of the Company’s debt ratings, and the adverse impact that any such downgrade may have on our ability to raise capital and our liquidity and financial condition;
•	adequacy of reserves for claim liabilities;
•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;
•	the impact of future results on the recoverability of our deferred tax asset;
•	adequacy and collectibility of reinsurance that we purchased;
•	the outcome of any litigation against the Company, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities; and
•	other factors disclosed from time to time in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission.

Investors should also read the “risk factors” included in the Company’s Form 10-K for the year ended December 31, 2003, which also discuss factors that may cause future results to differ materially from current expectations.

PMA Capital Corporation and its subsidiaries expressly disclaim any obligation to update the statutory accounting projections and to release publicly the results of any future revisions we may make to the statutory accounting projections to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: May 7, 2004	By: /s/ William E. Hitselberger
William E. Hitselberger
Executive Vice President, Chief Financial Officer and Treasurer